FIRST AMENDMENT TO THE

USA MUTUALS

AMENDED AND RESTATED EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

with

USA MUTUALS ADVISORS, INC.

THIS FIRST AMENDMENT dated as of April 29, 2015, to the Amended and Restated Expense Limitation Agreement, dated as of July 29, 2014 (the “Agreement”), is entered into by and between USA MUTUALS (the “Trust”), on behalf of the series of the Trust as indicated on Amended Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and USA Mutuals Advisors, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect the addition of the USA Mutuals Takeover Targets Fund as a new series of the Trust; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended and Restated Schedule A attached hereto, for the sole purpose adding the USA Mutuals Takeover Targets Fund to the Agreement for an initial term ending July 31, 2016.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USA MUTUALS	USA MUTUALS ADVISORS, INC.
on behalf of its series listed on Amended and Restated Schedule A

By: /s/ Joseph C. Neuberger	By: /s/ Jerry Szilagyi
Name: Joseph C. Neuberger	Name: Jerry Szilagyi
Title: Chairman	Title: President

AMENDED AND RESTATED SCHEDULE A

to the

USA MUTUALS

AMENDED AND RESTATED EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

with

USA MUTUALS ADVISORS, INC.

Separate Series of USA MUTUALS

Name of Series and Share Class	Expense Cap

USA Mutuals Generation Wave Growth Fund – Investor Class Shares	1.75%
USA Mutuals Generation Wave Growth Fund – Class A Shares	2.00%
USA Mutuals Generation Wave Growth Fund – Class C Shares	2.75%

USA Mutuals Barrier Fund* – Institutional Class Shares	1.24%
USA Mutuals Barrier Fund – Investor Class Shares	1.49%
USA Mutuals Barrier Fund – Class A Shares	1.49%
USA Mutuals Barrier Fund – Class C Shares	2.24%

USA Mutuals Takeover Targets Fund – Institutional Class Shares	1.25%
USA Mutuals Takeover Targets Fund – Investor Class Shares	1.50%
USA Mutuals Takeover Targets Fund – Class A Shares	1.50%
USA Mutuals Takeover Targets Fund – Class C Shares	2.25%

In the event that a Fund’s operating expenses (excluding interest on any borrowings by the Fund, taxes, interest and dividends on short sales, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, if any) exceed the percentage shown above of that Fund’s average daily net assets on an annual basis, the Adviser shall reduce the amount of the investment advisory fee or assume expenses of the Fund in the amount of such excess, up to the amount of the investment advisory fee payable by the Fund to the Adviser.

Amended and Restated: April 29, 2015.

*The name of the Fund was changed to “USA Mutuals Barrier Fund” effective July 29, 2014.  Prior to that date, the name of the Fund was “Vice Fund.”